KIRKLAND’S INC. SECOND QUARTER 2014

Moderator: Robert Alderson, Chief Executive Officer
August 21, 2014
10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. And welcome to Kirkland’s Inc. second quarter 2014 conference call. During the presentation, all participants will be in a listen-only mode.

Afterwards we will conduct a question and answer session. At that time, if you do have questions, you may press the 1
followed by the 4 on your telephone. If you require operator assistance at any time during the conference, simply press
star 0.

As a reminder, this conference is being recorded, today, Thursday, August 21, 2014. It is now my pleasure to introduce Tripp Sullivan with SCR Partners. Please go ahead, Mr. Sullivan.
Tripp Sullivan:	Thank you, (Fran). Good morning and welcome to this Kirkland’s Incorporated conference call to review the company’s results for the second quarter of fiscal 2014.
On the call this morning are Robert Alderson, chief executive officer, Mike Madden, president and chief operating officer, and Adam Holland, vice president of finance and chief accounting officer.

The results, (as well as noted), to the accessibility of
this conference call on a listen only basis. Over the
Internet, we released earlier this morning, and a press
release that has been covered by the financial media.

Except for historical information discussed during this
conference call, the statements made by company management
are forward looking and made pursuant to the Safe Harbor
Division of the Private Securities Litigation Reform Act of
1995.

Forward looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results and future (periods) to differ materially from forecasted results.

Those risks and uncertainties are more fully described in
Kirkland’s filing with the Securities and Exchange
Commission including the company’s annual report on Form 10K filed on April 17, 2014. With that said, I’ll turn the call
over to Mike for a review of the financial results. Mike.

Mike Madden:
Thanks, Tripp, and good morning everybody. For the second
quarter, net sales were $103.5 million. That’s a 6.6%
increase versus the prior year quarter. Comparable (store)
sales, including ecommerce sales, increased 3.6%.

Comparable brick and mortar sales were up 2.6%; ecommerce
revenue was $5.6 million for the quarter, a 27% increase
over the prior year quarter. At the store level, the comp
sales gain was driven by a 4% increase in transactions
offset by a decrease in the average ticket.

The increase in transactions resulted from a 3% lift in the
conversion rate combined with a slight increase in traffic.
The decrease in the average ticket was a result of a
decrease in the average unit retail price partially offset
by an increase in items per transactions.

Traffic continues positive trend going into the second
quarter but slowed a bit during the month of June. It then
rebounded in July; allowing us to finish with positive
momentum going into third quarter.

From a geographic standpoint, sales results were generally
consistent across most of the country. Texas and Florida,
which combined, represents over 90 stores in the chain, both performed slightly better than the company average.

Merchandised categories recording strong sales performance
during the quarter were fragrance and accessories, textiles, art, holiday, housewares and wall décor. These increases
were partially offset by declines in furniture, decorative
accessories and floral.

We opened six new stores and closed two stores during the
second quarter. The timing of space availability from
landlords during the second quarter delayed some new store
openings during the second quarter and pushed two stores to
open in the third quarter.

Of the 328 stores at the end of the quarter, 91% were in
(house mall) venues and 9% were located in closed malls. At
the end of the quarter, we had 2.47 million square feet
under lease. It’s a 6% increase from the prior year.

Average store size was up 2% at 7532 square feet. Gross
profit margin for the second quarter decreased 10 basis
points to 36.6%. The first component of gross profit margins
- merchandise margins increased 72 basis points to 54.2%.

Lower year over year inbound freight costs helped our
merchandise margin during the second quarter providing a
benefit of approximately 20 basis points. Favorable results
from our annual physical inventory counts, which took place
during the second quarter, have also contributed 20 basis
points in merchandise margin improvement over the prior
year.

Aside from the freight and shrinkage benefit, merchandise margins also improved due to lower mark down to promotional discounts compared to the prior year quarter.

Store occupancy costs were flat as a percentage of sales
versus the prior year. Outbound freight costs were up 46
basis points as a percentage of sales primarily due to the
increase in the ecommerce business.

Rate pressure on distribution center to store truck routes
also contributed to the increase. Central distribution costs were up 37 basis points as a percentage of sales, reflecting an increase in labor costs associated with the expanding
ecommerce business.

Operating expenses for the quarter were $35.3 million or a
34.1% of sales as compared to 33.7% of sales in the prior
year quarter. Comp leverage provided declines in various
categories of expenses as a percentage of sales particularly store payroll, our largest operating expense, which declined
28 basis points as a percentage of sales versus the prior
year.

We also continued to see positive trends in our
self-insurance reserves reflecting better claims experience.
These benefits were offset by an increase in marketing
expenses of about $300,000 versus the prior year quarter,
higher utility costs and an increase in corporate payroll.

Operating expenses associated with ecommerce also increased
approximately $400,000 versus the prior year quarter.
Depreciation and amortization increased 21 basis points as a percentage of sales reflecting the increase in capital
expenditures in recent fiscal periods and in implementation
of major technology upgrades.

Income tax benefit was $657,000 or 38.4% of pre-tax income
versus a benefit of $516,000 or 47.2% of pre-tax income
reported in the prior year quarter. The prior year quarter’s
(raid) included the discreet benefit related to a prior
period item.

Turning to the balance sheet and the cash flow statement, at the end of the quarter, we had $68-1/2 million of cash on hand as compared to $63-1/2 million at the end of the prior year period.

Inventories were $57.4 million reflecting an increase in
total inventory at 6% over the prior year quarter. The
increase primarily relates to growth in store count as well
as in the ecommerce business. Per retail store, inventories
were flat.

At quarter end, we had no long term debt, no borrowing for
outstanding (in our) revolving line of credit. For the
second quarter, cash used in operations was $4.5 million.
Working capital (shifts) specifically increases in income
tax payments and incentive bonus payouts led to the increase in cash used in operations.

Capital expenditures were $14.8 million for the quarter due
primarily to an increase in new store openings — 13 this
year, year to date, versus 7 last year, and the launch of
our multichannel order management system project.

In late May, we announced the authorization of a share repurchase plan provided for the purchase of up to $30 million worth of our outstanding common stock over a two year period.
During the quarter, we purchased 68,000 shares of common stock for a total purchase price of approximately $1.2 million or an average share price of $18.20.
The purchases were accomplished through an open market trading plan subject to Safe Harbor guidelines and through the use of (Attendee 5-1) trading plan.

As of August 2, 2104, we had 17.3 million shares
outstanding. Subsequent to quarter end, through yesterday,
we had purchased an additional 14,000 shares of stock
resulting in a total of 82,000 shares purchased to date
within the authorization.

Moving on to our outlook for the third quarter, we expect
total sales to be in the range of $113 million to $115
million reflecting an increase in comparable store sales of
3% to 4-1/2% compared with net sales of $106.1 million and a comparable store sales increase of 4.9% in the prior
quarter.

We anticipate opening 13 stores and closing 2 stores during
the quarter. As mentioned in the press release, costs
associated with the (move) to our replacement headquarters
building, are expected to have a negative impact on earnings of approximately 2 cents during the quarter.

Early in the third quarter, comp sales trends can continue
to run positive for the first 2-1/2 weeks in August.
Conversion remains strong and traffic trends were
essentially flat on a year over year basis.

Merchandise and margin trends have continued to share
strength and are expected to gain on the prior year during
the quarter. We expect inbound freight to be neutral to
merchandising margin for the remainder of fiscal 2014.

Operating expenses are expected to increase on a dollar basis as compared to last year, due to an increase in store count, increase in corporate personnel and higher depreciation expense.
The approximate 2 cent impact to earnings, due to one-time charges associated with our move to the new headquarters building, will also be included in operating expenses for the quarter.

As a result, we expect to report income to 2 to 4 cents a
share as compared with earnings of 6 cents per share in the
prior year quarter. We plan on opening 13 stores and closing
2. I already said that.

Inventories at the end of the third quarter are expected to
be up versus the prior year, in total, due to a higher store count and ecommerce growth and that would result in
per-store inventory to be slightly up on a year over year
basis at the end of Q3.

For the full year fiscal 2014, as it relates to store count
and store growth, we now expect to open approximately 35 new stores and close approximately 15 stores. The majority of
the remaining new store openings will occur by Thanksgiving
with the balance opening after the holiday period. Remaining store closings will occur primarily after the holiday
period.

Based on our updated store opening and closing guidance, we
expect total sales for fiscal ’14 to increase 7% to 8-1/2%
over fiscal ’13. This level of sales growth would imply
comparable store sales in the range of 3% to 4-1/2% for the
fully year.

We expect merchandise margins to improve year over year
driven by an improved mix, coupled with controlled
promotional activity. Sales leverage will help offset
increases in corporate overhead and ecommerce, multichannel
capabilities.

We expect marketing expenses to increase slightly in total
dollars for fiscal 2014 but remain flat as a percentage of
sales. For the back half, on a year over year basis, we
expect marketing expenses to be down in the range of
$300,000 versus the prior period.

As mentioned in our sales release, we have recently begun
the move — or begun the process to move our people to
replacement corporate headquarters building and expect to be completely moved by the end of Q3.

We estimate that the relocation will have a total impact of
approximately 4 cents during the back half of the year on
operating expenses, 2 cents of which will hit in the third
quarter as I previously mentioned.

Our 39% tax rate assumption still reflects the lack of
certain job tax credits such as the work opportunity tax
credit that is yet to be removed by congress. Should the
renewal of those credits be addressed during fiscal ’14, we
would record the credits as tax (rates) in that quarter
where they are reinstated.

From a cash flow standpoint, we expect to generate positive
cash flow in 2014 excluding share repurchase activity. We do not anticipate any usage of our line of credit during the
year and expect capital expenditures to range between $31
million and $34 million in fiscal 2014 before accounting for landlord construction allowances.

As I mentioned last quarter, these CapEx (extensions)
reflect the increase in store openings, the office
relocation, multichannel and information technology projects and distribution center enhancements.

We currently estimate that approximately $14 million to $16
million of the total CapEx will relate to new store
construction, $9 million to $10 million will relate to
multichannel capabilities and information technology, $2
million to $3 million will relate to the distribution center supply chain with the balance relating to the office
relocation and with normal capital maintenance items. Thank
you and I’ll now turn the call over to Robert.

Robert Alderson:
Thanks Mike and good morning everyone. In addition to the
second quarter results, the big news announced by Kirkland’s today was the promotion of our former CFO, Mike Madden, to
president and chief operating officer.

The investment community has been waiting for a while for an announcement signaling our direction in transitioning leadership of the company subsequent to my retirement.

Our board has engaged in a process for more than a year
designed to very carefully address that transition and we’re very pleased with the result. Mike is highly qualified and
very experienced, 14 years with Kirkland’s and before that,
our audit manager out of PwC.

He’s a very disciplined and conservative planner and leader.
Most of you know him very well from our investor relations
interaction. He’s been an integral member of our executive
management group since 2008 and heavily involved in our
turnaround and all decision making thereafter.

I expect Mike to be a great success and we will team very closely or even closer in the next few months to make sure that handoff goes extremely smoothly and productively.

Mike will handoff the chief accounting officer role to Adam
Holland, a key member and leader of our financial group
who’s gained invaluable experience as a member of our
management team, leading numerous big projects from planning to execution, such as the buildup and implementation of our
ecommerce channel.

We’re very excited that Adam’s demonstrated the ability,
skillset and his potential to lead our financial team. At
the same time, we announced some key elements of internal
reorganization with our senior vice president and director
of stores, Michelle Graul, being named Executive Vice
President of Stores and Merchandising.

Michelle brings an abundance of highly successful retail experience at Kirkland’s and other sector retailers and store operations, human resources and visual merchandising to her expanded role.

I’m highly confident that Michelle, Mike and our vice
president’s group in merchandising, stores, finance and
marketing will form an even more formidable merchandising
team to execute the primary business of our company as we
look toward a period of accelerated top and bottom line
growth and expanding the reach of our brand to that of a
national player in the home décor sector in both brick and
mortar stores and online.

I’m tremendously excited about the bright future of our company as we confront and embrace new challenges and opportunities with a new and highly capable, young and energetic leadership team.

Now to the second quarter results. We experienced solid
performance with comparable sales and earnings within the
range of our guidance despite continued pressures on home
retail from a persistently sluggish economy.

We were especially pleased that traffic for comp stores turned slightly positive after months of (signs) in our retail metrics suggesting that we were turning in that direction.
While net yet robust in Q2, positive traffic, plus even stronger results in conversion, transactions and items per transaction produced a positive comp sales result.

As predicted, merchandise gross margins showed continued
quarter over quarter improvement but not quite to the level
expected of about 30 basis points due to the promotional
nature of the second quarter in a somewhat tepid retail
environment.

We were pleased to see the combination of gross margin
conversion and transaction results as validation that our
merchandise mix continues to resonate with our customers and bring them to both our brick and mortar and Web stores.

Early Q3 results have been positive based on August
comparable sales and merchandise margin. While pleased with
the quarterly sales results in both brick and mortar stores
and online, we are reminded of the inconsistency of retail
activity in a no or slow growth economy by the consumer
spending law in mid to late June and the down trending
results nationally in April through June.

Our guidance for the year has been trimmed by 3 cents
primarily to account for timing issues with new store
openings. But we would still prefer a better jobs
environment and a housing market to feel more comfortable
with the state of consumer. Sustained economic optimism and
predictable growth are required to produce both.

In a world for of political discord and danger and in a
country mired in political stalemate and totally lacking
focus on economic growth, it’s exceedingly difficult to
expect a return to historic levels of economic growth or a
return of sustained optimism to nurture a healthy jobs
market and a growing housing market any time in the near
term.

Despite environmental influences, we’re still optimistic
about the near term prospects for Kirkland’s. First, we
don’t view the consumers without resources and interest in
shopping. While it’s been an historically limp and erratic
recovery, there’s been a recovery of sorts.

Importantly, our business continues to improve its
consistency and produce solid results as our years of
financial investment and foundational work in systems,
process and people have yielded a capable and productive
business platform from which to grow the top and bottom line and produce store unit growth necessary to, in time, create
a high recognizable national retail brand.

Accelerated but proven growth is presently moderately difficult. Not impossible, just challenging with limited space available from existing or new centers, acceptable occupancy cost to Kirkland’s.

New retail developments are coming online very slowly as we
previously noted and it now appears it may be years to pull
a very significant increase in new power strip centers
shopping space due to slow economic and housing growth,
tougher lending underwriting for developmental loans and the effect of environmental and other governmental regulations.

We’ll continue to compete for viable retail spaces and we
will win our share. The viability to Kirkland’s means a high probability of profitability and a reasonable return on our
investment in addition to a good retail location in a
desired market and development.

We are happy to announce that we’re augmenting our real
estate effort. We have a new hire at the vice president
level who starts next month. And we expect to (invoke) many
more resources to building a larger universe of potential
deals and to augmenting our real estate team.

We opened six new stores during the second quarter and
closed to mall stores, two fewer openings than projected.
Space delivery delays had adversely affected our new store
openings schedule as Mike noted.

We’ll finish 2014 a tad shy of our goal of 10% annual square footage growth but we should have 30 openings by
Thanksgiving with a balance of the 2014 class, four to six
stores probably, opening in January.

Therefore, 2014 class will not open on time schedule to
provide the full complement of planned current year new
store revenue to our 2014 fiscal plan. Closings are running
close to or very slightly behind our projection of 15 at
this time.

Delays notwithstanding, our sales run rate for the 2014 class of new stores thus far, is nicely above plan suggesting the possibility of additional revenue availability if the trend continues.

Thus, we announced a slight adjustment to the back half
guidance despite the sales opportunity that we have in the
fourth quarter this year, with more moderate weather during
the critical weekend holiday shopping periods.

So we still believe the 10% annual square footage growth
plan we announced at the end of last year is both desirable
and doable. But we will not unduly moderate our deal
standards to hit an annual new store opening goal.

We know the results and ignoring and accepting high
occupancy cost or accepting secondary locations in order to
hit a store opening or store revenue goal. That said our
goal for brick and mortar stores remains largely unchanged
for future periods.

And vigorous growth of the online channel is expected to
continue on several fronts as we seek to expand our site
offering, improve site performance and accessibility
together with improved buying convenience for customers,
communicate better with customers about opportunities, drive store visits and make the site rich in information about our product.

As we’ve said more than once, our brick and mortar unit
growth will always be tempered by the effects of growth in
ecommerce. Mike provided some earlier detail as to
merchandise category performance for the quarter and our end of quarter inventory position which is very acceptable given the growth in ecommerce.

The biggest takeaway for our Q2 category performance is a
very solid and consistent across the board comp performance
in our major categories. The only decorative accessories and none of the major categories was down significantly to last
year in plan as we continue to moderate our skew offering
and rebuild this very important category from core success.

During the second quarter, we had successful Mother’s Day
and big sale events, the two largest events on the
promotional calendar for the first half. We were pleased
with a trail of summer-appropriate seasonal product in the
second quarter which will influence our buying in the first
half of 2015.

As I mentioned, retail was erratic in the second quarter so
we did experience the need to drive sales with more
promotions during the middle of the quarter through a
combination of limited time flash sales and promotional
store flyers that produced customer excitement and
significant increases in traffic and sales without having to promote specific categories, classes or items.

These promotions were helpful to the quarterly sales results but did affect our average unit retail and average ticket, the only two retail metrics not positive for the period.
We’re reminded that the middle and back half of the second quarter and especially July remain important to the customer as a period of promotional expectation.
Our back-to-campus event continues to perform very well from the second quarter into the third with a different and more focused aim point than typical back to school.
As we look to our third quarter, we’re experiencing above expectation early sales of our seasonal product and Halloween (harvest). Christmas product will appear in the stores next month.

Early seasonal sales are very important to enable us to
deliver healthy product margins during the back half. Based
on the repetitive successes over the past several years with seasonally appropriate product and our anticipation about
this year’s product selection or the success of this year’s
product selection, we expect to realize strong sales crews
and nice gross margins on our fall and holiday seasonal
assortments in the back half of this year.

We’re pleased with our positioning as we look forward to
many positive changes in the next few months. We’ll continue to move forward with the ecommerce platform changes such as
order management and the function enhancements to Oracle for allocation and planning, both of which we’ve discussed with
you previously.

We’re excited to report that we’re partially moved into our new headquarters building with the remainder of the national team set to move in on or about October 1.

We see a bright future for Kirkland’s as we consider the
potential of a newly constituted, highly talented and
focused management team located in a new expanded and more
efficient environment with state of the art information
systems and operating a highly edited store base.

And we look forward to seeing you in our stores very soon and talking about Kirkland’s. Thank you for your time and interest. And, operator, we’re ready for questions.
Operator:
Thank you, Mr. Alderson. Ladies and gentlemen, if you would
like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-toned
prompt to acknowledge your request.

If your question has been answered and you would like to
withdraw, please press the 1 and the 3. And if you are using a speakerphone, please lift your handset before entering
your request. Once again, to register, you may press the
1-4. And our first question is from the line of (Neely
Timinga) with Piper Jaffray. Please go ahead.

(Neely Timinga): Great. Good morning. I just want to offer up my congratulations to Mike upfront. Very well deserved as an opportunity and it’s going to be fun to watch you rise to the occasion which we know you can.

Mike Madden: Thank you, (Neely).

(Neely Timinga): I just — yes, you bet. So I have about three questions I want to walk through, if I may. First, would love to talk a little bit more about that real estate dynamic, so as we kind of think about the three (signs) that you indicated that are impacting the full year, you know, is — was that — some of that reflected in the Q2? How much of that is Q2, Q3, Q4, you know, in terms of the delay of those openings and the impact of having to, you know, count for rent, et cetera? That’d be helpful.

And then, I guess the bigger, better question is, you know, is this, you think, unique to, you know, a category in which you serve or the size of box that you’re serving, just kind of trying to get a little bit more sense of what’s really sort of behind the situation and whether or not you think it’s, you know, contained or not.

Secondly, two, if I may, could you also talk through decorative accessories a little bit more? You know, what are you doing to address that as a category? And how much of that did it represent, really, in Q2 and how much should that typically represent for that season really (camps) up in the back half, but how much is decorative accessories in the back half? And the overall assortment and what are you kind of doing there? And I will have follow up as well. Thanks.

Man:
Thanks (Neely). Yes, I’ll start, (Neely), on the real estate timing that you asked about. We’re essentially at the lower
end of the previous end we gave on new store openings and
closings so 35 and 15.

The impact on Q2 was relatively minor. I mean, we’re pushing two stores from Q2 into Q3. We had a couple of — a week or
two delay on some of the stores we did open in Q2. So I
would put that at, you know, less than a half a million
dollars on Q2.

The way to think about the back half, though, is you know,
if you — let’s say, if you move five stores from the
beginning of Q4 to the end of the year, you’d still get them open by the end of the year, but you move it and you miss
the fourth quarter, that’s about $2 million worth of sales,
maybe a little bit more.

And if you flow that through at, say, 40%, you know, that’s
about a nickel just on the sales. Now, you do pick up some
of that rent being lower and some other expenses. I try to
account for that in the 40% when I explain it, but that’s
the impact.

Now, Robert did allude to, in his comments, that the new
stores that we’ve opened today have been opening pretty
strong, so that offsets it a bit. But that’s how I would
explain the impact that has — as it had on the guidance on
the real estate.

Man:
You know, I would just add, while we’re not happy that the
(class) this year go pushed again a little bit downstream
and that we didn’t end up at 40 or 42 openings instead of
35. That’s what we would’ve liked to have happen.

But sometimes you just can’t approve everything that is out
there and the delays are just not within our ability to
conquer. So I think the way we have approached it is, okay,
we tried that for three years now and that’s been the
result. Surely, we can learn from that.

And so we have hired a guy to come in who’s very
experienced. He’ll be here next month, as I mentioned. We’re going to build a little bit bigger team and approach this
with the idea that we need to have more deals in the
pipeline.

We had tried to be very efficient with that and that’s
always been the way Kirkland’s has reacted because we would
like to pay as little as we can in occupancy costs and the
closer you are to the moment in the deal, the better chance
you have to get a market or more favorable deal.

So we just need a bigger universe to work with and we need
to slide that universe further forward so that we can open
an acceptable number prior to the first of November and
that’s the goal that we’re working toward.

((Crosstalk))
(Neely Timinga):	That’s helpful. Robert of.
Man:	If we go to the decorative accessories.
(Neely Timinga):	Yes, decorative.
((Crosstalk))
Man:
The question on decorative — I’m sorry, I’m getting a
feedback here or is that her? Okay. On an annual basis, dec
is 7% to 8% of our business annually. So it’s an important
category but it’s been a category that has been running at
comp rates off of, let’s go back to say, 2011 and ’12, we’ve been running down until this year and for a couple of years
there were running down double digits on the comp.

And that has been a function of changes that the consumer
does from time to time and, you know, we’ve been the best we could to adjust to that. When we see that we’re not making
quick progress in adjusting, our typical pattern, as you
know from following us for a while, is that we will tear a
category down and go back to core.

And we’ll get all we can out of core and then we’ll start
very carefully looking for new directions and new skews and
try to build that category back slowly to the productivity
level that we previously enjoyed or finding a different
level where we can produce comp sales and the margins that
we want.

So it’s looking for the balance of productivity. We’ve done
that recently over — I’d say over the past three or four
years in (art), in alternative wall décor, in mirrors, in
textiles. You know, it’s — whenever we have a problem pop up out of 13 categories, we deal with it.

And so that’s what we’re doing right now and that was the
reason for the call out. We’ve had a really nice recovery in furniture recently where we went through about a year
process. We’re not quite where we want to be there but it
looks pretty good.

Robert Alderson:
And (Neely), the numbers on that is about 8% of business in
Q2 and it’s planned to be about 6 in Q3. The reason why that goes down is primarily due to seasonal selling starting to
creep in and take more of the share. And we won’t see that
begin to go the other way until probably mid-December.

(Neely Timinga): Okay. That’s really helpful. And I have just one follow up question, then I’ll pass it on to the next one. But on Omni-channel, you know, we’re really excited about all the initiatives coming together for you guys in the back half. And we’re really kind of flipping the switch to really see this full fruition of your Omni-channel capabilities in the back half.

Just wondering — it sounds like your expenses are embedded obviously in the guidance, you know, related to that and all the build that goes into it. Have you included some revenue lists as well in your comp guidance? Or is that kind of a TBD?

Robert Alderson:
I would say it’s somewhat of a TBD (Neely). And those that run rank we kind of projected on the ecommerce side is maybe slightly better than what we’ve experienced year to date. We are turning on this order management functionality in late September. And we will continue to add to that as we move forward into the season.

And as we — especially as we go into next year when we can start really turning on some key capabilities there that can drive the top line such as third party selling, a better way to fulfil inside the store as opposed to having to touch every item every time there’s an order in the DC.

So there’s a lot of opportunity. I wouldn’t say that we’ve, you know, driven that projection up dramatically inside fiscal ’14 yet.
(Neely Timinga):	Okay. That’s really helpful you guys. Good luck out there. Thank you.
Robert Alderson:	Thank you.
Operator:	Our next question from the line of (Brad Thomas) with Key Bank Capital Markets. Please go ahead.

(Brad Thomas): Hey. Good morning Robert and (Mike). And let me add my congratulations as well to (Mike) on the new opportunity — very excited for you.

(Mike): Thank you very much — appreciate it.

(Brad Thomas): I wanted to follow up on that subject about the leadership team. And obviously (Michelle) and (Adam) will be taking on additional responsibilities. But as you look at the team, are there any, you know, holes that you believe you have to fill or areas that you need to add as you take on a bigger role within the company?

Robert Alderson:	This is Robert. I’ll answer a little bit for (Mike) here, and then I’ll obviously let him chime in.

But, you know, I think this is really — the changes that we
announced today of course about (Mike) are, you know, they
speak for themselves. And obviously with that change,
suggested that we needed, you know, something different to
be happening in the financial side. So (Adam) is eminently
capable and we’re excited about his potential as I’ve said
in my remarks.

The internal reorganization is really a continuation of an
effort of a couple of years, even going back when we first
reorganized stores in 2010 to unify the intent of buyers
with the execution in stores and the presentation in stores
and the way that we set up stores and the way that we
operate our marketing and our promotions.

And it’s an attempt to start to even close that — those gaps if we have any even closer. And I think we’re really putting some very, very capable people into a position to play off
of each other’s talents and strengths, and for us to work
even closer as a merchandising group.

So there is a strategic design behind that and in — that doesn’t have anything to do with, you know the succession. I think we would have wanted to this anyway. So now (Mike).

(Mike): Yes. (Brad), you know, I’m excited about the opportunity here. And I think that it’s good to be going into with a team that I’ve been working with for a long time. And we’ve got good tenure across the leadership group. We’ve got some new faces as well.

It’s a new start for us in a lot of ways and a new office. And, you know, this transition is going to be an important time for me to really, you know, dig into some of the areas of the business that, you know, I haven’t had as much exposure to even though I have great exposure in every area.

But I feel like to work with (Michelle), (Carla) and some of the merchants, you know, is a big opportunity for me. And we’ll see where that goes. And I’m optimistic that we’ll get to, you know, a good place.

Robert Alderson:
I wanted to just add about the new slots that you asked
about — any needs that we had. You know I just announced a
moment ago — first time we said anything — that we were at a place where we could say that we had a hire in real estate.
So we’re good to go there.

And, you know, recently we announced that we made a hire in
logistics. We brought (Gary Jordan) in to run our supply
chain — a former guy from Asics. And we’re looking, you
know, we’re at the beginning of a very deep dive into where
do we go from $25, $30 million in sales in ecomm, and how do we get to 50, 75, 100 or wherever the water level tells us
is the right number as we also grow the brick and mortar
base?

So we’ll be looking at that to see what additional talent
that we need to bring in. We made a recent add in our IT
group to help us with some of our capability online and
otherwise. We brought (Ken Butner) in as Vice President from
Tractor Supply.

So we feel good about the moves we made with the team. And
(Mike)’s going to be looking at that I know very carefully
over the next few months to determine what he believes he
needs in the go forward period to be able to get the job
done. And we’re certainly — speaking as a board member -
we’re very supportive of that because that’s what we want to
do. We want to maximize the productivity and maximize the
value to our shareholders.

(Brad Thomas): Very helpful. If I could follow up with two questions on — one on sales and one on the new store performance. With respect to this third quarter, you know, you all are going to be up against a much more difficult comparison. I think it sounds like comps are positive thus far in August.

You know is it possible to give us a little more color around how things are trending, what the comparisons looked like last year in the third quarter? I think you — that was a quarter where transactions improved through the quarter if I’m not mistaken.

And, you know, just your level of confidence that you could hit a 3 to 4.5% comp that you’re guiding to here.

Robert Alderson:
Right. Well first of all on the guidance — the comp guidance
- we certainly — a big part of that is just the trend that
we’re seeing in the business. And I think it would be fair
to say that we’re trending in the guidance range that we
gave thus far in August.

We have a seasonal assortment that hadn’t got — took its
start, and we’re optimistic about. Yes, last year was a
better comp for us at 4.9. We did pretty well with the
seasonal, but we felt like we had more opportunity there
this year.

And the consistency in the business has been there for us so far this year. So there’s some factors there that I think
lead to a comfort level with that guidance at this time that
- and that’s why we ended up there.

(Brad Thomas): Great. And then just a housekeeping item on the new store performance — it sounds like they’re doing very well. Any more clarity on how some of the new markets are doing versus the fill in stores would be helpful.

Robert Alderson:
Yes. Looking at the stores we’ve opened so far this year,
it’s somewhat of a mix between fill in and new. Looking at
the list right now, I mean we got certainly really strong
performance at some of the fill in markets like Jackson,
Mississippi, Johnson City, Tennessee.

But we also — we opened a store in Novi, Michigan which is
just off of, you know, kind of a suburb of the Detroit area
- strong opening. We only have 30 stores in that state, so
that’s definitely a new market in our — the way we look at
it.

So a good mix — good results so far. And hopefully that will continue into the remainder of the class.
(Brad Thomas):	Great to hear. Thanks so much.
Robert Alderson:	Thanks (Brad).
Operator:	Our next question from the line of (David Magee) with Sun Trust. Please go ahead.

(David Magee): Yes, hi everybody and congrats as well from me. Robert, congrats on being a step closer to Nirvana. And (Mike), (Michelle), congrats as well.

A couple of questions I have — one is the, you know, you sound, you know, increasingly confident regarding the fourth quarter. Obviously that’s by far the biggest quarter all year. You know hopefully we won’t have the same weather - we’ll have a better calendar.

And you mentioned something maybe about seasonal — doing something different with that. Is that a — I’m interested in what you might be doing differently there or any other opportunities that sort of help the visibility of the fourth quarter this year versus last.

Robert Alderson:
Well without talking about specific merchandise initiatives
right now, as you know that’s a highly competitive sector.
We bought it up. We felt like as strongly as we performed
last year in the fourth quarter in seasonal, we felt like
there was additional opportunity.

There’s certainly no secret that Christmas art has been a
growth area. And that’s something that we continue to be
innovative in our merchandise offering. And it’s something
that we enjoy doing because we know a lot about selling art.

But there are numerous opportunities in the seasonal
category. We’re making it enter the stores differently this
year — a little bit of timing difference, slightly earlier.
But the way that we’re flowing it to the stores will set
specific collections at a time rather than giving a little
bit of everything to the store this time and next time.

And so it takes several trucks over several weeks to build
the full collection in the stores. So we’re trying to do
some things that we think are going to make that product
sell even better than it did last year. And we have a good
bit of experience in our system now that’s helping us as we
look at buys.

We actually can — even in a seasonal context — think about some core product that should be repeated. And that’s been a very pleasant experience for our buyers as we look at the fourth quarter.

The fourth quarter is not all about seasonal. And so you’ve
got to have reasonable success with the rest of your
merchandise mix. And I think some of the emphasis that we’ve switched over the past few quarters to building housewares
and textiles and accessories and some of those categories
that lend themselves to gifting and to rapid turnover and to building of excitement with customers who want to see what’s new that rolls in on a fairly frequent basis.

I think that’s been helpful to our fourth quarter business
also. It’s not been particularly helpful to our average unit retail because it does affect it some. But, you know, we’ll
deal with that as we go into 2015.

(David Magee): With regard to the success you’re seeing with ecommerce, are you seeing any signs of cannibalization at this point with the stores? And then as part of that, are you seeing the change in terms of the transaction size with ecommerce?

(Mike): Yes, I’ll cover that. You know I think there’s naturally going to be some cannibalization. It’s hard to measure. But we feel like a lot of it is incremental when you look at what we’re pushing and the percentage of our business that’s coming through paid search advertising.

There’s other ways that — those ways that we look at it certainly suggest that we’re attracting customers. But, you know, about 50% of what we sell online are items that we also sell in the store. About 40% of the revenue that we generate on line and ship to store — not 40% of the orders but 40% of the revenue.

So there’s definitely a connection there. And part of this is we’re giving our customer more choice in how they shop with us. And that’s a natural, you know, outflow of this and reason we’re doing it.

So there’s some cannibalization. But, you know, we feel like we need to be positioned to handle what the customer is asking for through the site.

(David Magee):	And then.
(Mike):	What was the (unintelligible) (David).
(David Magee):	Yes.

(Mike): We’re selling more SKUs on the site. You know we’re up above 5000 SKUs now. And I think that’s naturally led to a little bit lower average item on the site which we kind of — it depends on the season — kind of ranges between say $25 and $45 on the site. And it’s a little lower this year.

We’re pushing more units and that’s a little taxing on the operation. And we’re working on that to better define what sells well on line at a profit versus, you know, what doesn’t.

(David Magee): Thank you (Mike). And lastly are you seeing or have you talked about the sourcing costs from China — any change there?

Robert Alderson: You know (David), we haven’t seen anything that has been significant. The back half is of course dominated by seasonal which we bought in February, March and April. So we’ll be buying that again in a few months. And we will see what happens there.

But structurally we haven’t seen significant changes. Our shipping costs have been largely static this year based on some deals that we did. That’s on the inbound side. So, you know, so far not affected dramatically, but we’ll see.

(David Magee):	Great. Thanks a lot and good luck here.
Robert Alderson:	Thank you.
Operator:	Our next question from the line of (Mark Montanya) with Avondale Partners. Please go ahead.

(Mark Montanya): Hi — just a question about marketing. Hoping you can just give us an update in terms of your elimination of TV marketing in some markets, increased print ads and, you know, what further changes do you think you’re going to make that result in cost savings or just keeping marketing flat?

And what about a change in message — is there any change?

Robert Alderson:
Okay. Well to summarize where we are with the advertising
right now, during the first half and second quarter we were
in 25 markets — covered about 141 stores which is about 43%
of the chain. We had five drops in Q2.

They were a combination of freestanding inserts in the
newspaper, shared inserts in the newspaper, shared mail
delivered to the mailbox. We are going to continue in most
of those markets in the back half.

I mentioned earlier that in terms of year over year on the
marketing expense in the back half, we’re going to be
slightly down. So we are going to end the year with roughly
the same marketing spend — maybe a little higher — not much
though as we had last year, and about the same as a
percentage of sale.

What we’re learning and why we moved kind of away from the
TV for the moment was just the cost and the impact on the
return that we saw. We did that throughout last year. We ran television throughout last year — in fewer markets, but
enough certainly to get a read on the impact. And we shifted more to the print this year. And the costs are lower and
we’re seeing a better return on that.

What we’re doing right now though is we go into the back
half in analyzing each market. Some markets are more
efficient, more dense for us and more effective. So we are
going to tweak that a little bit. And I think it will result in a little bit less being spent in the back half than in
the first half.

But overall, the statement would be we’re committed to
continuing these forms of external advertising. We feel
like, you know, we need to reach a new customer. We’re doing a pretty good job of reaching the existing customer through
loyalty, through the web site, through our email database
and other tools. We’ve got to start bringing in these new
customers.

And we are seeing awareness kick up. Yes, we’re looking at
the returns hard from a financial standpoint and trying to
control the impact of the expense line. But we are seeing
awareness lift in these markets. And down the road that
means a lot to us.

In terms of the creative, you know, we’re constantly
tweaking that. You know we focused a little bit on this
theme of, you know, home — the family aspect of home — the,
you know, the welcoming nature of the store. And you see our messaging kind of hit on those kind of feel good topics.

And we’ll continue to do that. But how it shows and looks, we’re always trying to tweak that and it evolves.

(Mark Montanya): Okay — and then just a follow up. You know your comps are really pretty impressive this year and the guidance going forward looks good. So, you know, naturally you’d expect some additional leverage to flow to the bottom line.

But is all that additional leverage just being eaten up by the ecommerce and nothing else — which would actually be a good thing if it’s all in just ecommerce? And when did that ecommerce expense start to ramp up and when should it level off?

Robert Alderson:
Yes. We started that site from scratch back in
2010. So we’ve been investing pretty heavily since
then. And it comes in the form of the supply chain
corporate personnel that support all these efforts
- technology, people in technology.

So a lot of it is that (Mark). And yes, we’ve
increased the marketing budget which has been part
of it as well for the overall company, and then
just the people. So we’ve kind of segregated into
really three buckets — the ecommerce, expenses and
the need we felt to invest so that we could
support all these additional capabilities that it
brings the business.

That kind of overlaps into corporate personnel
because a lot of those adds that we’ve made relate
directly to that Omni-channel approach that we’re
taking. And then on the marketing side — just the
pure marketing — you know, we really didn’t do
much of that in the past. And we had a big lifting
of the bar there, and we’re trying to manage that
cost now that we’ve got it kind of built into the
P&L as best we can to our earlier discussion here.

So stepping back from it, I think we haven’t had
the growth on the top line combination of comps
and new store activity catch up with those
investments yet. And that’s what you’re seeing in
Q1, Q2 and into Q3. But as we get to Q4 I think
there’s a better flow through in Q4 because we’re
going to have more stores open. We’re going to
have more of a lift on that side.

And as we go into the ’15 the expense increase
should drop. And a lot of what we’ve done is in
place. So the sales lift combined with a lower
increase on the expense side is how I would look
at ’15 here early on.

(Mark Montanya):Okay. That’s fantastic — thank you.
Operator:	Our next question from the line of (Joan Storms) with Webpush Securities. Please go ahead.

(Joan Storms): Hi — good morning. Congratulations to (Mike), (Michelle) and (Adam). And both of my questions have been answered — but I guess just a couple of quick ones.

On the freight — we just got off the Dollar Tree call as well. They were talking about freight expenses being higher due to driver shortages. And I believe you guys had mentioned that in the past. Do you have a — you talked a little bit about inbound was a little neutral. But can you comment on that at all?

Robert Alderson:	Sure. Inbound is neutral. That’s container costs coming from overseas. And I feel like that’s not going to have much of an impact for the balance of the year. We’ve got fixed rates through the spring.

On the outbound side as you alluded to, a lot of our — our
ecommerce shipping flows through that line item on our P&L
so that the lift in that business has had an impact on that
comparison. But also as you mentioned, the driver shortage
issue — it is tougher for us to get the number of bids on
routes and pricing that we had in the past. That’s become
more difficult.

And, you know, we try to manage around that as best we can.
But it’s something that’s going on macro wise that everybody is having to react to. And it did play a part in some of
that deleverage that we saw on that line item.

(Joan Storms): Okay. And then also on the ecommerce, you know, you said it was up 27% in the quarter. Just remind us what the growth rate had been the past couple of quarters, and maybe I think you said you’re expecting a little bit higher growth rate in the back (unintelligible).

Robert Alderson:
Yes. It’s been around that range (Joan), you know, that 30,
35% range. So it was a little lower than the growth rate.
But the volume did pick up — I think about $600,000 or so
from Q1 to Q2. So sequentially we’re increasing the business even though Q2 for the company overall is probably our -
it’s our lowest quarter of the year.

I mean it’s the one that makes the least amount of impact on the overall year. So we did see that lift, and we do have
embedded in the guidance a little bit higher growth rate
than 27% for the back half.

(Joan Storms): Okay. And then lastly — so the deviation from your guidance for the third quarter versus where we were on the street at the 8 cents over the 6 cents is primarily due to the 2 cents from the corporate headquarter relo and then some ecommerce investments?

Robert Alderson:
More or less, yes — the 2 cent impact for the relocation.
Keep in mind a penny — it doesn’t take much whether it’s 17
million share count. You can move that with a couple hundred thousand dollars of pretax profit or expense.

So it’s kind of — some of it’s just kind of where it ended
up. But I would say it’s the relo and it’s also just higher
cost to process ecommerce orders. With our ticket being a
little lower this year, it’s more units, it’s more work,
it’s more labor, it’s more packaging.

And as that grows we’re trying to keep up with it as best we can and be efficient at the same time. And right now we’re not at that point of optimal efficiency.

(Joan Storms): Oh, and also part of that too is your sales being — the new stores being shifted to post holiday too probably.

Robert Alderson: Yes. There’s an impact there too as well.

(Joan Storms): Okay, great — perfect. Okay, thank you very much and good luck going forward.

Robert Alderson:	Thank you (Joan).
Operator:	Our next question from the line of (Anthony Libozinski) with Fidelity and Company. Please go ahead.

(Anthony Libozinski): Good morning. Congrats to (Mike), (Michelle), (Adam) and Robert. So just a follow up on the ecommerce question — so, you know, looking at last year ecommerce was about $20 million in revenue. And this year looks like it should be around $27+ million.

So just wondering at what level of sales do you guys need to make this a contributor to the bottom line.

Robert Alderson:
Well that’s a toughie because it depends on what you include in there, you know. And as we start to interact more with
the store and actually fulfill orders inside the store,
that’s going to help our overall profit picture because
we’re not having to touch it and move it like we are today.

But it’s company wide sales, so that, you know, that will be a better profit scenario for us when we’re able to in store
fulfill instead of ship to stores as much going forward. And as we start to engage with third parties, that’s very little impact on us in terms of cost because as we engage with
third party vendors, you know, they’re managing the
inventory. They’re doing the shipping. It’s kind of just a
margin for us, so those two dynamics kind of start to play
into the overall ecommerce scenario for Kirkland’s.

That’s going to have a lot to say about profitability. As I
sit here today looking at it, I mean we’re marginally
profitable at this level. And it’s taking a lot of energy to keep up with the volume as currently constructed.

And, you know, if we were to increase it, you know, it’s
actually costing us at the same time it increases based on
the way we fulfill today. But again we’re working on two
major things that will offset a lot of costs and lead to a
better flow through for that business.

(Anthony Libozinski): Okay. So can you just remind us as to when you expect third party fulfillment as well as the in store fulfillment?

Robert Alderson:	We are working on both initiatives. A precursor to that is getting this order management system in and up and running which is going to be happening September. That is a foundational investment.

So it’s the type of technology that you get in place. And
then you start turning features of it on. We’ll get some
immediate benefits in terms of how we communicate with
customers about their order as it’s in process and how we
choose how to fulfill orders in a more effective way — so
there’s immediate benefit.

But turning on the supplier direct fulfillment will be 2015
- hopefully early in the year. But we’ve got some work to do to finalize that. And then on the in store fulfillment,
again we’ve got to get past the holidays because that’s a
big training effort for the stores. And we want to go out,
you know, really ready to execute there. So that would be
early next year as well.

(Anthony Libozinski): Okay, that’s helpful. And can you give us an update on your customer loyalty program? How many members do you have in that? What’s the average spending per customer? Any relevant metrics for that would be helpful.

Robert Alderson:	Yes. We are up to — well looks like a little over 2.5 million enrolled. And I would characterize or dig into that a little further just to give you some color.

Those that are really actively, you know, we would say
repeat, you know, high level loyalty people within that 2.5
million or around 700,000 people. And if you look at that
slice of it, we’re seeing an ADT that’s in the $45 range
which is, you know, about 16% more than the average for the
company.

And even those that are in the K club program which is the
full 2.5 million, that ticket’s about 5 or 6% more. So we’re encouraged by that. It’s about overall — when you include
the credit card program and the loyalty program by itself,
it’s approaching two thirds of the business.

So we are starting to get to a point where we can segment better and speak to customers in a different way. We’re looking forward to being able to report back more detail on that as we go forward.

(Anthony Libozinski): Okay. And lastly, you know, as far as new store openings for next year, I know you haven’t given guidance for that. But any ballpark estimate as to what your expectations are would be very helpful. Thank you.

Robert Alderson:
Well we’ve said 10% square footage growth which, you
know, for us I think next year is for now and just to
think about we will refine this later to be clear. But,
you know, a net 30 kind of number is probably what
we’re pushing for.

(Anthony Libozinski):Thank you very much.
Operator:	Mr. Alderson, there are no further questions at this time. I’ll return the call back to you. You may continue with your closing remarks sir.
Robert Alderson:	Well thank you very much everyone for your interest and time. And we’ll see you later in the year to talk about Q3. Thank you.
Operator:	Ladies and gentlemen, this does conclude the conference call for today. We thank you all for your participation today. Have a great day everyone.

END